State of Delaware
Secretary of State
Division of Corporations
Delivered 05:47 PM 09/26/2013
FILED 05:47 PM 09/26/2013
SRV 131134866 - 4988217 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

HANOVER PORTFOLIO ACQUISITIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Hanover Portfolio Acquisitions, Inc..
2. That a Certificate of Amendment of Certificate Incorporation
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on September 20, 2013 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)
   The certificate of Amendment filed on September 20, 2013 incorrectly stated the par value of Hanover Portfolio Acquisitions' common stock as $0.001 should have been stated as $0.0001
4. Article Fourth of the Certificate is corrected to read as follows:
   The number of authorized shares of common stock is increased to Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.0001

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 30th day of September, A.D. 2013.

By: [signature]
Authorized Officer
Name: Alan Collier
Print or Type
Title: Chief Executive Officer